Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alaska Communications Systems Group, Inc.:
We consent to the use of our reports dated March 9, 2009, with respect to the consolidated balance sheets of Alaska Communications Systems Group, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.
KPMG LLP
Anchorage, Alaska
July 15, 2009